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                                                                      Exhibit 12

               PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
                Computation of Ratio Of Earnings to Fixed Charges
                              (Dollars in Millions)


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                                                                      Year Ended December 31,                        Nine Months
                                                    ---------------------------------------------------------           Ended
                                                     1997         1998        1999        2000          2001      September 30, 2002
                                                    ------       ------      ------      ------       -------     ------------------
Earnings:
      Earnings (loss) before income
        taxes and net earnings in
        equity affiliates                           $ 1,165     $ 1,264     $   945     $   978        $ 651            $(192)
      Plus:
          Fixed charges exclusive of
            capitalized interest                        128         135         164         217          208              128
          Amortization of capitalized interest           13          12          10          10           10                8
          Adjustments for equity affiliates              14          16          16          20           26                6
                                                    -------------------------------------------------------------------------
                      Total                         $ 1,320     $ 1,427     $ 1,135     $ 1,225        $ 895            $ (50)
                                                    =========================================================================

Fixed Charges:
      Interest expense including amortization
        of debt discount/premium and debt expense   $   105     $   110     $   133     $   177        $ 169            $  99
      Rentals - portion representative of interest       23          25          31          40           39               29
                                                    -------------------------------------------------------------------------
      Fixed charges exclusive of
        capitalized interest                            128         135         164         217          208              128
      Capitalized interest                               10           9          11          16           13                4
                                                    -------------------------------------------------------------------------
                      Total                         $   138     $   144     $   175     $   233        $ 221            $ 132
                                                    =========================================================================

Ratio of earnings to fixed charges                      9.6         9.9         6.5         5.3          4.0                -
                                                    =========================================================================

Deficiency of earnings to fixed charges             $     -     $     -     $     -     $     -        $   -            $(182)
                                                    =========================================================================


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